EXHIBIT 2 - PLAN OF REORGANIZATION

                       UNITED STATES BANKRUPTCY COURT
                         SOUTHERN DISTRICT OF TEXAS
                              HOUSTON DIVISION

IN RE:                        X
                              X
WESTCAP ENTERPRISES, INC.,    X         CASE NO. 96-43191-H5-11
(SUCCESSOR BY MERGER TO       X
WESTCAP SECURITIES, L.P.),AND X
THE WESTCAP CORPORATION,      X         CASE NO.
(SUCCESSOR BY MERGER TO       X
WESTCAP SECURITIES            X
INVESTMENT, INC. AND          X
WESTCAP SECURITIES            X
MANAGEMENT, INC.)             X        (Motion for Joint
                              X    Administration Pending)
          Debtors             X


            DEBTORS' FIRST PROPOSED JOINT PLAN OF REORGANIZATION



DATED:   APRIL 12, 1996
         Houston, Texas



Zack A. Clement                         Myron M. Sheinfeld
Fulbright & Jaworski, L.L.P.            Mitchell A. Seider
1301 McKinney, Suite 5100               Teresa L. Maines
Houston, Texas 77010-3095               Sheinfeld, Maley & Kay, P.C.
(713) 651-5151                          1001 Fannin, Suite 3700
(713) 651-5246 (FAX)                    Houston, Texas 77002
ATTORNEYS FOR THE                       (713) 658-8881
WESTCAP CORPORATION,                    (713) 658-9756 (FAX)
DEBTOR AND DEBTOR IN                    ATTORNEYS FOR WESTCAP
POSSESSION                              ENTERPRISES, INC., DEBTOR
                                        AND DEBTOR IN POSSESSION



       Westcap Enterprises, Inc., Debtor and Debtor in Possession and The Westcap Corporation, Debtor and Debtor in Possession, jointly propose this First Proposed Plan of Reorganization pursuant to section 1121(a), title 11, United States Code, for the resolution and satisfaction of their existing outstanding Claims and Interests.

                                 ARTICLE I

                            SUMMARY OF THE PLAN

     This Plan treats all Claims and Interests fairly and equitably. This summary describes some of the more important aspects of the Plan, but does not describe all the details of the Plan. For that, it is necessary to read the entire Plan and the Related Documents.

     Priority Non-Tax Claims and Priority Tax Claims will be paid in full in cash on the Effective Date.

     Holders of Allowed Settled Claims will receive an agreed combination of Cash and Class A Shares of West One on the Effective Date of a value equal as of the Effective Date to the amount of such holder's Allowed Settled Claim. Holders of Allowed Undisputed Liquidated Claims will receive Class A Shares of West One on the Effective Date of a value equal as of the Effective Date to the amount of such holder's Allowed Undisputed Liquidated Claim. Holder's of Salesmen Claims will receive Class A Shares of West One on the Effective Date of a value equal as of the Effective Date to the amount of such holder's Allowed Claim. Holders of Disputed Unliquidated Claims will receive Claim Tickets entitling such holders to receive Class A Shares of West One of a value equal to the amount of such holder's Claim, when and to the extent such Claim becomes an Allowed Undisputed Liquidated Claim or an Allowed Settled Claim as of the later of the time of allowance or the Effective Date.

     National Western Life Insurance or its nominee(s) shall receive all of the Class B Shares of West One on the Effective Date in satisfaction of National Western Life Insurance Company's Allowed Claim against the Debtors and Allowed Interest in the Westcap Corporation.

     The holders of Class A Shares of West One will be entitled to receive dividends from West One and dividends will not be paid to the holders of Class B Shares until the aggregate of dividends paid the holders of Class A Shares equals of the amount Allowed Claims as of the Effective Date. When the holders of Class A Shares have received dividends in such amount, Class B Shares will convert to 67% of the Class A Shares.

     West One will be capitalized with all of the assets of the Debtors and the proceeds of the National Western Settlement from which the Debtors will receive $5,000,000 in Cash and real property of a value of $5,000,000 as established by MAI appraisal, and other consideration. West One will be obligated to prepare and file with the SEC (or, if not permitted, make available to holders or prospective holders of Class A Shares) periodic reports substantially equivalent to those required to be filed under the 1934 Exchange Act to facilitate the public trading of the shares of West One.


                                 ARTICLE II

      DEFINITIONS, RULES OF CONSTRUCTION, AND RULES OF INTERPRETATION

     As used in this Plan, the following terms shall have the respective meanings specified below. In the event of any conflict between this Plan and the Related Documents (including the Disclosure Statement), the Plan controls.

     2.  Definitions.   The capitalized terms used  herein  shall  have  the
respective meanings set forth below.

     2.1 "Administrative Creditor" shall mean any creditor entitled to payment of an Administrative Expense.

     2.2 "Administrative Expense" shall mean any Claim constituting a cost or expense of administration of the Chapter 11 Case Allowed under
     Section 503(b) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the estate of the Debtors, any actual and necessary costs and expenses of operating the businesses of the Debtors, any indebtedness or obligations incurred or assumed by the Debtors in connection with the conduct of its business or for the acquisition or lease of property or the rendition of services, any allowances of compensation and reimbursement of expenses to the extent allowed by Final Order under Section 330 of the Bankruptcy Code, whether arising before or after the Effective Date, and any fees or charges assessed against the estate of the Debtors under Section 1930, chapter 123, title 28, United States Code.

    2.3 "Affiliate" shall mean a Person described in Section 101(2) of the Bankruptcy Code.

    2.4 "Allowed", when used with respect to a Claim, shall mean (i) a Claim against one or both of the Debtors, proof of which was filed on or before the Bar Date as to which no Objection has been interposed; or
    (ii) if no proof of Claim was filed, a Claim that has been or hereafter is set forth on the Schedules and Statements of the Debtors and is described therein as liquidated in amount and not contingent, as to which no Objection has been interposed; or (iii) a Claim as to which any Objection has been interposed, to the extent such Claim has been Allowed in whole or in part by a Final Order of the Bankruptcy Court.

    2.5 "Bankruptcy Code" shall mean title I of the Bankruptcy Reform Act of 1978, as amended, and codified at title 11 of the United States Code, as applicable to the Chapter 11 Cases and as in effect as of the date hereof or as hereafter amended.

    2.6 "Bankruptcy Court" shall mean the Bankruptcy Court unit of the United States District Court for the Southern District of Texas, Houston Division, or such other court having jurisdiction over all or any part of the Chapter 11 Case.

    2.7 "Bankruptcy Rules" shall  mean  the  Federal  Rules  of  Bankruptcy
    Procedure.

    2.8  "Bar Date" shall  mean   the day that  is ten  days before the  day
    first set for the commencement of the Confirmation Hearing unless a Final Order to the contrary has been entered.

    2.9 "Bar Date Notice" shall mean that portion of the order approving the Disclosure Statement which contains notice of the Bar Date and which is (i) mailed either alone or as part of the order approving the Disclosure Statement to the last known address of all former customers of Westcap Securities L.P. and Westcap Government Securities, Inc., all creditors set forth on the Schedules and Statements, and (ii) published in a newspaper of general circulation.

    2.10 "Capital Fee" shall mean the fees and expenses of $5,122,817 paid to National Western Life Insurance Company by Westcap Securities, L.P. and its predecessor Westcap Government Securities, Inc. from October 1, 1991 through September 30, 1995.

    2.11 "Cash" shall mean and include U.S. currency on hand, U.S. currency on deposit in any bank account, and cash equivalents including, but not limited, to any check or other similar negotiable instrument denominated in U.S. currency, shares in any money market or similar fund that are actively traded on any established securities market located within the United States, commercial paper having a maturity of 90 days or less and denominated in U.S. currency, and any obligation of the United States of America (or any agency or instrumentality thereof) denominated in U.S. currency.

    2.12 "Chapter 5 Action" shall mean a cause of action arising under chapter 5 of the Bankruptcy Code or a cause of action which is property of the estate under section 541 of the Bankruptcy Code.

    2.13 "Chapter 11 Case(s)" shall mean the cases commenced under the Bankruptcy Code by the voluntary petitions filed by Westcap Enterprises, Inc. and The Westcap Corporation on April 12, 1996.

    2.14 "Charter" shall mean the corporate charter of West One filed as a Related Document.

    2.15 "Claim" shall mean any right to payment from the Debtor, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, contested, uncontested, legal, equitable, secured, or unsecured; or any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, contested, uncontested, secured, or unsecured.

    2.16 "Claim Tickets" shall mean the documents distributed as of the Effective Date to the holders of Disputed Unliquidated Claims evidencing the direct right of the holder to receive Class A Shares of West One in exchange for the Allowed amount of such Claims following the satisfaction of the conditions set forth for the exchange of Claim Tickets in this Plan.

    2.17 "Class" shall mean a category or group of holders of Claims or Equity Interests as designated pursuant to Article III of this Plan.

    2.18 "Class A Shares" shall mean the equity securities of West One issued under this Plan to the holders of certain Claims on a basis such that each Class A Share will be exchanged for ten dollars of Claims eligible to receive Class A Shares and entitling the holders of such securities to the voting rights and dividend preference described in this Plan. The Class A Shares will have preference in liquidation over the Class B Shares.

    2.19 "Class B Shares" shall mean the equity securities of West One issued under this Plan to National Western entitling National Western or its nominee to the conversion and restricted voting and dividend rights described in this Plan. 100,000 Class B Shares shall be issued.

    2.20 "Confirmation Date"  shall  mean  the   date  of   entry  of   the
    Confirmation Order.

    2.21  "Confirmation Hearing" shall mean the hearing scheduled pursuant to section 1128(a) of the Bankruptcy Code at which the Bankruptcy Court will consider confirmation of this Plan.

    2.22 "Confirmation Order" shall mean the order of the Bankruptcy Court confirming this Plan.

    2.23 "Consolidated Tax Agreement" shall mean the agreement dated March 9, 1995 among The Westcap Corporation, Westcap Securities Investment, Inc., Westcap Securities Management, Inc. and National Western for the sharing of tax benefits and burdens among the parties.

    2.24 "Contingent" when used with respect to a Claim, shall mean a Claim that has not accrued and which is dependent upon a future event that has not occurred or may never occur.

    2.25 "Convenience Claim" shall mean an Allowed Claim of $2,000 or less or an Allowed Claim in excess of $2,000 voluntarily reduced to $2,000; all Allowed Claims of one holder shall be aggregated for determining the $2,000 or less limit.

    2.26 "Credit Line Borrowing" shall mean advances made under the line of credit facility extended by National Western to the Westcap Corporation on March 25, 1994 in the amount of $3,000,000 and bearing interest at 10% and subsequently repaid.

    2.27  "Creditor" shall mean the holder of a Claim.

    2.28 "Creditors' Committee" shall mean the Official Unsecured Creditors' Committee appointed in the Chapter 11 Case pursuant to Section 1102 of the Bankruptcy Code, as reconstituted from time to time pursuant to order of the Bankruptcy Court or determination of the United States Trustee for the Southern District of Texas.

    2.29 "Debtor" shall mean either Westcap Enterprises, Inc. or The Westcap Corporation as the context may warrant.

    2.30 "Debtors" shall mean Westcap Enterprises, Inc. and The Westcap Corporation, collectively.

    2.31 "Debtors" Release of National Western shall mean the release by the Debtors and their estates pursuant to the National Western Settlement of all Claims, if any, of the Debtors and their estates, including any Chapter 5 Action against National Western, its Insiders and Affiliates arising from or related to (i) the Consolidated Tax Agreement, the Capital Fee, the Credit Line Borrowing, the Intercompany Dividends, and any other transfers or transactions between or among the Debtors and National Western and (ii) theories of alter ego, domination and control, usurpation of corporate opportunity, waste, disregard of the corporate form, control, or instrumentality, regardless of whether such Claim arises under state statute or regulation, federal statute or regulation, or common law.

    2.32 "Debtor in Possession" shall mean the Debtor in its capacity as debtor-in-possession under Section 1101(1) of the Bankruptcy Code.

    2.33 "Disallowed", when used with respect to all or any part of a Claim, shall mean the status of that portion of a Claim that is Disputed, upon entry of an order by the Bankruptcy Court upholding the objection.

    2.34 "Disclosure Statement" shall mean the Debtors' Joint Disclosure Statement Under Section 1125 of the Bankruptcy Code With Respect to the Debtors' First Proposed Joint Plan of Reorganization.

    2.35 "Disputed" shall mean, when used with respect to a Claim, that portion of the Claim against one or both of the Debtors that is not an Allowed Claim.

    2.36 "Effective Date" shall mean the first business day that is 11 calendar days after entry of the Confirmation Order or the first date thereafter on which the actions contemplated in sections 16.1, 16.2, 16.3, and 16.4 of this Plan occur.

    2.37 "Equity Interest" shall mean a share in a corporation, whether or not transferable or denominated "stock," or any similar security.

    2.38 "Escrow Account" shall mean the segregated account established on the Effective Date for the limited purpose of holding Class A Shares of West One in respect of the Claim Tickets and which shall remain in existence until all such shares are exchanged for Claim Tickets or canceled, as provided under this Plan.

    2.39 "Estimation Motion" shall mean the Debtors Joint Motion to Estimate claims Arising From or Related to the Sales of Securities.

    2.40 "Estimation Procedure" shall mean the procedure for the estimation of Disputed Unliquidated Claims requested by the Debtors in the Estimation Motion as approved by the Bankruptcy Court.

    2.41 "Exchange Act" shall mean the Securities Exchange Act of 1934 or any successor law, and regulations, and rules issued pursuant to such Act or any successor law.

    2.42 "Final Order" shall mean an order or judgment of the Bankruptcy Court or any other court or adjudicative body, as to which the time to appeal or seek rehearing or petition for certiorari shall have expired or which order or judgment shall no longer be subject to appeal, rehearing or certiorari proceeding and with respect to which no appeal, motion for rehearing or certiorari proceeding or stay shall then be pending.

    2.43 "Indemnification  Claims"  shall  mean  Claims  arising   under  an
    Indemnification Obligation.

    2.44 "Indemnification Obligation" shall mean the obligations, if any, of the Debtors (i) to indemnify the Debtors' present and former directors and officers and the former directors and officers of its Affiliates pursuant to any separate indemnification agreements and any provisions of the Debtors' charter, its by-laws, and/or applicable state law and
    (ii) pursuant to any separate agreements with respect to directors and officers liability insurance entered into between either of the Debtors and its directors and officers and the directors and officers of its Affiliates.

    2.45 "Indemnification Policies" shall mean the insurance policy or policies obtained to cover Indemnification Obligations, which is payable to the Debtors' directors and officers and the directors and officers of the Debtors' Affiliates to whom either of the Debtors owes the Indemnification Obligations.

    2.46 "Intercompany Dividends" shall mean the dividends of $45,986,368 paid to National Western between October 1, 1991 and March 31, 1994 by The Westcap Corporation, Westcap Securities L.P., and Westcap Government Securities, Inc.

    2.47 "Interest" shall mean an equity share in a corporation, whether or not transferable or denominated "stock" or any similar security.

    2.48 "Lien" shall mean charge against or interest in property to secure payment of a debt or enforcement of an obligation.

    2.49 "National Western"  shall  mean   National  Western Life  Insurance
    Company, a Colorado Corporation.

    2.50 "National Western Allowed Claim" shall  mean the Allowed Claim   of
    National Western of $1,000,000 which is subordinated in payment to all other Allowed Claims.

    2.51 "National Western Settlement" shall mean the agreement among the Debtors and National Western for the compromise and settlement of all Claims, if any, of the Debtors against National Western on the one hand, and all Claims, if any, of National Western against the Debtors on the other hand pursuant to which the Debtors will receive Cash of $5,000,000, the Properties, and the National Western Release of Debtors and pursuant to which National Western will receive the National Western Allowed Claim and the Debtors Release of National Western.

    2.52 "National Western Release of Debtors" shall mean the release of all Claims of National Western other than the National Western Allowed Claim against Debtors, their Insiders, and Affiliates arising from or related to the feasance, misfeasance, or nonfeasance of the Debtors, their Insiders and Affiliates.

    2.53 "Objection" shall mean an objection to the allowance of a Claim interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court.

    2.54 "Person" shall mean an individual, corporation, partnership, joint venture, trust, estate, unincorporated association, unincorporated organization, governmental entity or unit or political subdivision thereof, or any other entity.

    2.55 "Petition Date" shall mean April 12, 1996.

    2.56 "Plan" shall mean this chapter 11 plan for the Debtors as it may be modified from time to time, and the Related Documents.

    2.57 "Plan Ballot Deadline" shall mean the date fixed by the Bankruptcy Court by which the ballot that accompanies this Plan validly executed by the holder of an Allowed Claim must be received by the Debtors or their agent, which date iset forth inthe Disclosure Statement.

    2.58 "Priority Non-Tax Claim" shall mean a Claim entitled to priority pursuant to Section 507(a)(3), 507(a)(4), or 507(a)(6) of the Bankruptcy Code.

    2.59 "Priority Tax Claim" shall mean a Claim entitled to priority pursuant to Section 507(a)(8) of the Bankruptcy Code.

    2.60 "Properties" shall mean the real property conveyed by National Western pursuant to the National Western Settlement which shall consist of the Sierra Mall in Ruidoso, New Mexico, the Adler Office Building in Temple, Texas, the 303 Stafford Office Building in Houston, Texas and the office building at 806 Main Street in Houston, or such real property of a value equal to or greater than $5,000,000 as of the Effective Date.

    2.61 "Related Documents" shall mean the documents referred to in this Plan and in support of this Plan which will be filed not less than ten days before the commencement of the Confirmation Hearing.

    2.62 "SEC" shall mean the Securities and Exchange Commission.

    2.63 "Salesmen" shall mean those persons who were employed by a predecessor in interest to Westcap Enterprises, Inc. and who sold, brokered, traded, or otherwise engaged in the transfer of securities during the time of employment by a predecessor in interest to Westcap Enterprises, Inc.

    2.64 "Schedules and Statements"  shall mean the   documents the  Debtors
    filed with the Bankruptcy Court under Bankruptcy Rule 1007 as such documents may be amended from time to time.

    2.65 "Securities Act of 1933" shall mean the Securities Act of 1993 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

    2.66 "SEC Settlement" shall mean the agreement between the SEC and Westcap Securities, L.P. memorialized in the Order Instituting Public Proceedings, Making Findings and Imposing Remedial Sanctions entered by the SEC on February 14, 1996 pursuant to which Westcap Securities, L.P. disgorged $445,340.60, paid prejudgment interest of $83,878.90, and paid a civil money penalty of $300,000 to the SEC and pursuant to which the SEC accepted Westcap Securities, L.P.'s voluntary relinquishment of its authority to engage in the purchase and sale of securities which Westcap Securities, L.P. filed with the SEC on December 20, 1995.

    2.67 "Settled Claim" shall mean a Disputed Claim that has been settled and compromised by the Debtors and the holder of such Disputed Claim prior to the Effective Date. A Settled Claim is deemed Allowed unless a Final Order to the contrary has been entered by the Bankruptcy Court.

    2.68 "Tax Code" shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of any subsequent federal revenue act.

    2.69 "Tax Return" shall mean any consolidated federal income tax return filed including either or both of the Debtors or on behalf of either or both of the Debtors.

    2.70 "Undisputed Liquidated" shall mean, when used to describe a Claim, a Claim listed on the Schedules and Statements and not described as contingent, unliquidated, or disputed or a Claim listed on the Schedules and Statements as contingent, unliquidated or disputed which becomes subject to an agreement among the Debtors and the holder of such Claim for such Claim to be Allowed and is approved by the Bankruptcy Court.

    2.71 "Unliquidated" shall mean, when used to describe a Claim, a Disputed Claim or Claim otherwise subject to contest by the Debtors, whether made or unmade, that is not the subject of an order of a court or other tribunal of competent jurisdiction setting the amount of such Claim.

    2.72 "Unopposed Objection" shall mean an objection to a Claim filed with the Bankruptcy Court that is subject to a pending agreed order, motion for default judgment, motion to withdraw, or motion for summary judgment for which the response time has expired with no response filed.

    2.73 "West One" shall mean the surviving corporation in the merger of Westcap Enterprises, Inc. with and into The Westcap Corporation on the Effective Date which will be a corporation organized under the laws of the state of Delaware and which will seek as soon as practicable and to extent consistent with its obligations under this Plan the the treatment available to a qualified real estate investment trust under sections 856-58 of the Tax Code.

    2.74 Interpretation. Unless otherwise specified, all Section, article and exhibit references in this Plan are to the respective Section in, article of, or exhibit to, this Plan, as the same may be amended, waived, or modified from time to time. The headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. Words denoting the singular number shall include the plural number and vice versa, and words denoting one gender shall include the other gender.


                                  ARTICLE III

                     CLASSIFICATION OF CLAIMS AND INTERESTS

     3.1   Claims and Interests of the Debtors.

       (a)  Allowed Administrative Expense Claims, Class 1

       (b)  Allowed Priority Non-Tax Claims, Class 2

       (c)  Allowed Priority Tax Claims, Class 3

       (d)  Allowed Convenience Claims, Class 4

       (e)  Allowed Settled Claims, Class 5

       (f)  Allowed Undisputed Liquidated Claims, Class 6

       (g)  Allowed Salesmen Claims, Class 7

       (h)  Disputed Unliquidated Claims, Class 8

       (i)  Allowed Indemnification Claims, Class 9

       (j)  Allowed Claims of National Western, Class 10

       (k)  Allowed Equity Interest of National Western, Class 11


                                   ARTICLE IV

          IDENTIFICATION OF CLAIMS AND INTERESTS IMPAIRED BY THE PLAN

    4.1 Unimpaired Classes. The Claims specified in Classes 1, 2, 3, 4, and 9 are not impaired under this Plan and are not entitled to vote to accept or reject this Plan.

    4.2 Impaired Classes to Vote on Plan. The Claims specified in Classes 5, 6, 7, 8, and 10 and the Equity Interest of Class 11 are impaired and are entitled to vote to accept or reject this Plan.

    4.3 Controversy Concerning Impairment, Right to Vote, Amount of Claim or Number of Class A Shares to be Placed in Escrow. In the event of a controversy (i) as to whether any Claim or Interest or Classes of Claims or Interests is impaired under this Plan, (ii) as to whether the holder of any Claim or Interest is entitled to vote with respect to this Plan,
    (iii) regarding the Allowed amount of any Claim or Interest for voting purposes or allowance purposes, or (iv) the number of shares to be placed in the Escrow; then any such controversy shall be determined by the Bankruptcy Court at or before the Confirmation Hearing.

                                   ARTICLE V

                      PROVISIONS FOR TREATMENT OF ALLOWED
                         ADMINISTRATIVE EXPENSE CLAIMS

    5.1 Treatment. On the later of the Effective Date or the due date for a particular Allowed Administrative Expense Claim, each Allowed Administrative Expense Claim shall be paid in full in Cash or from any retainers on hand, or upon such other less favorable terms as may be agreed to in writing between the holder of that claim and the Debtors.

    5.2 Impairment. Allowed administrative expense claims are unimpaired under this Plan.

                                   ARTICLE VI

                      PROVISIONS FOR TREATMENT OF ALLOWED
                         PRIORITY NON-TAX CLAIMS

    6.1 Treatment. On the later of the Effective Date or the due date for a particular Allowed Priority non-tax claim, each Allowed priority non-tax claim shall be paid in full in Cash or upon such other less favorable terms as may be agreed upon in writing between the holder of that claim and the Debtors.

    6.2 Impairment. Allowed priority non-tax claims are unimpaired under this Plan.

                                  ARTICLE VII

             PROVISION FOR TREATMENT OF ALLOWED PRIORITY TAX CLAIMS

    7.1 Treatment. On the later of the Effective Date or the due date for a particular Allowed Priority Tax Claim, each Allowed Priority Tax Claim shall be paid in full in Cash or upon such other less favorable terms as may be agreed upon in writing between the holder of such Claim and the Debtors.

    7.2     Impairment.   Allowed Priority Tax  Claims are  unimpaired under
    this Plan.


                                  ARTICLE VIII

             PROVISIONS FOR TREATMENT OF ALLOWED CONVENIENCE CLAIMS

    8.1     Treatment.    On  the  Effective  Date  the  holders  of Allowed
    Convenience Claims will receive a payment in Cash equal to the amount of such holder's Allowed Convenience Claim.

    8.2 Time and Manner of Election. Any holder of an Allowed Claim that desires treatment of such Claim as a Convenience Claim, shall have made such election on the ballot provided to holders of Allowed Claims and returned such ballot before the Plan Ballot Deadline. Any election made after the Plan Ballot Deadline will not be binding, unless the Plan Ballot Deadline is expressly waived in writing by the Debtors.

    8.3  Impairment.  Allowed Convenience  Claims are unimpaired  under this
    Plan.


                                   ARTICLE IX

               PROVISIONS FOR TREATMENT OF ALLOWED SETTLED CLAIMS

    9.1 Treatment. On the later of the Effective Date or a mutually agreed to date, the holders of Allowed Settled Claims will receive the combination of Cash and shares of West One agreed to by the holder of such Allowed Settled Claim and the Debtors, which will equal in value the amount of the Allowed Settled Claim.

    9.2 Impairment.  Allowed Settled Claims  are impaired under this Plan.



                                   ARTICLE X

                      PROVISIONS FOR TREATMENT OF ALLOWED
                          UNDISPUTED LIQUIDATED CLAIMS

    10.1 Treatment. On the Effective Date each holder of an Allowed Undisputed Liquidated Claim will receive Class A Shares of West One of a value equal to the amount of such holder's Allowed Undisputed Liquidated Claim.

    10.2 Impairment. Allowed Undisputed Liquidated Claims are impaired under this Plan.


                                   ARTICLE XI

              PROVISIONS FOR TREATMENT OF ALLOWED SALESMEN CLAIMS

    11.1 Treatment.   On  the  Effective  Date  each holder  of  an  Allowed
    Salesmen Claim will receive Class A Shares of West One of a value equal to the amount of such holder's Allowed Salesmen Claim.

    11.2 Impairment.  Allowed Salesmen Claims are impaired under this Plan.


                                  ARTICLE XII

          PROVISIONS FOR TREATMENT OF DISPUTED UNLIQUIDATED CLAIMS

    12.1 Treatment. On the Effective Date each holder of a Disputed Unliquidated Claim will receive the Claim Tickets which entitle such holder to receive upon the satisfaction of the conditions set forth in this Plan the number of Class A Shares of West One as if such holder's Disputed Unliquidated Claim were Allowed in an amount equal to the greater of the amount of such Disputed Unliquidated Claim on the Debtors' Schedules and Statements or the amount of such Disputed Unliquidated Claim as set forth in a proof of Claim filed before the Bar Date.

    12.2 Impairment.  Disputed Unliquidated  Claims are impaired  under this
    Plan.



                                  ARTICLE XIII

           PROVISIONS FOR TREATMENT OF ALLOWED INDEMNIFICATION CLAIMS

    13.1 Treatment. This Plan leaves unaltered the legal, equitable, and contractual rights of the holders of Allowed Indemnification Claims under the Indemnification Obligations and the Indemnification Policies.

    13.2 Impairment. Allowed Indemnification Claims are unimpaired under this Plan.


                                  ARTICLE XIV

                     PROVISIONS FOR TREATMENT OF THE CLAIM
                        AND INTEREST OF NATIONAL WESTERN

    14.1 Treatment. On the Effective Date the holder of the National Western Claim and Interest or its nominee(s) will receive all of the Class B Shares of West One. The Class B Shares of West One will convert to 67% of the Class A Shares of West One when the present value, measured as of the Effective Date, of the cumulative dividends paid in respect of the Class A Shares of West One authorized on the Effective Date equals the amount of Allowed Settled Claims, Allowed Undisputed Liquidated Claims, and Allowed Salesmen Claims on the Effective Date plus the amount of Allowed Claims for which Claim Tickets are exchanged for Class A Shares of West One held in the Escrow Account as of the time of such allowance.


                                   ARTICLE XV

                        MEANS FOR EXECUTION OF THE PLAN

     15.1Reorganized Debtors.

        (a) As of the Effective Date Westcap Enterprises, Inc. will be merged with and into The Westcap Corporation. From the Effective Date forward, West One will conduct business as a corporation under the laws of the state of Delaware. West One will seek the favorable tax status available to qualifying real estate investment trusts under sections 856-58 of the Tax Code to the extent the assets of West One allow West One such status or the assets of West One can be exchanged, sold, or otherwise allocated to allow West One such status while West One satisfies the obligations of this Plan.

       (b) West One will engage in the ownership of rental real property and real estate mortgages for the purpose of providing its shareholders with income and capital appreciation to the extent allowed by its corporate Charter (which shall not conflict with the terms of this
    Plan), the laws of the state of Delaware, sections 856-58 of the Tax Code, and the 1934 Exchange Act. In the event West One fails to qualify or loses its status as a real estate investment trust under the Tax Code, then West One shall continue in the business of owning rental real property and real estate mortgages for the purpose of providing its shareholders with income and capital appreciation. Nothing in this Plan, however, shall prohibit the directors of West One from changing the business plan of West One if in such directors business judgment the purpose of West One to provide its shareholders with income and capital appreciation is more likely to be realized through pursuit of an other or several other forms of business.

       (c) West One will be capitalized with all assets of the Debtors including, without limitation, all claims and causes of action of the Debtors under Chapter 5 of the Bankruptcy Code, all tax attributes of the Debtors, and the proceeds of the National Western Settlement.

    15.2 The National Western Settlement.

       (a) On or before the Effective Date, the National Western Settlement will be closed.

       (b) Pursuant to the National Western Settlement, National Western will transfer to the Debtors Cash of $5,000,000, the Properties, and the National Western Release of Debtors and pursuant to which National Western will receive the National Western Allowed Claim and the Debtors Release of National Western.


                                  ARTICLE XVI

                        THE IMPLEMENTATION OF THIS PLAN

    16.1 Cash Payments on  the Effective Date.   On  the Effective Date  all
    Cash payments required to be made pursuant to this Plan and any agreement made prior to the Effective Date, which has been approved by Final Order, for Cash payment on the Effective Date, will be made to the holder of the Claim entitled to such Cash payment.

    16.2 Issuance of Shares of West One.

       (a) On the Effective Date West One will issue to the holders of Settled Claims, Undisputed Liquidated Claims, and the Salesmen Claims the Class A Shares to which such holders are entitled under this Plan.

       (b) On the Effective Date West One will issue to the holder of National Western Claim and Interest all of the Class B Shares of West One.

    16.3 Issuance of Claim Tickets for Class A Shares of West One. On the Effective Date West One will issue to the holders of Disputed Unliquidated Claims, Claim Tickets for the issuance of Class A Shares of West One. West One will hold such Class A Shares for which the Claim Tickets may be exchanged in the Escrow Account subject to the terms for exchange of the Claim Tickets set forth in this Plan.

    16.4 Establishment of the Escrow Account.

       (a) On the Effective Date West One will establish the Escrow Account and will fund the Escrow Account with the Class A Shares of West One reserved for the holders of Disputed Unliquidated Claims. The ledger of the Escrow Account will be available for review during regular business hours on the reasonable request of any holder of Claim Tickets, Class A Shares of West One, or Class B Shares of West One.

        (b) The Escrow Account will hold Class A Shares of West One of a value equal to the aggregate amount of the Disputed Unliquidated Claims as scheduled by the Debtors on the Debtors' Schedules and Statements provided, however, that if the holder of a Disputed Unliquidated Claim has filed a proof of Claim before the Bar Date the calculation of value for purposes of placing Class A Shares of West One in the Escrow Account will be based on the amount asserted in such timely proof of Claim(s), but only to the extent such proof has not been the subject of an order liquidating or estimating the underlying Claim, in which case such calculation will be based on the amount set forth in the order liquidating or estimating the underlying Claim. In the event the sum of the Disputed Unliquidated Claims (as measured under the provisions of this section 16.4(b)), Allowed Settled Claims, Allowed Undisputed Liquidated Claims, and Allowed Salesmen Claims total an amount in excess of the fair market value of the assets of the West One, then (i) the Class A Shares in the Escrow Account will be of an amount equal to the pro rata amount of the Disputed Unliquidated Claims as against the amount of all other Claims entitled to receive Class A Shares of West One on the Effective Date and (ii) the value of the Class A Shares issued to the holders of Allowed Settled Claims, Allowed Undisputed Liquidated Claims, and Allowed Salesmen Claims will reflect the pari passu treatment of all Allowed Claims satisfied through the receipt or reserve of Class A Shares as of the Effective Date.

    16.5 Distributions From the Escrow Account.

       (a) Claim Tickets will be exchanged for Class A Shares of West One in the Escrow Account upon presentation by the holder of Claim Tickets of the Claim Tickets to be exchanged for Class A Shares of West One and any of the following:

         1) an order approving an agreement among the Debtors and such holder fixing the amount of such holder's Disputed Unliquidated Claim as an Allowed Settled Claim;

         2) an order issued pursuant to the relief requested in the Estimation Motion estimating for distribution purposes a Claim that is a Disputed Unliquidated Claim; or

         3)    a  Final  Order  of  an  adjudicative  body  other  than  the
    Bankruptcy Court liquidating such   holder's Disputed Unliquidated Claim
    and establishing such holder's Allowed Liquidated Undisputed Claim.

       (b) As the holders of Disputed Unliquidated Claims become entitled to exchange their Claim Tickets for Class A Shares of West One in amounts fractional of the total number of Class A Shares of West One held in the Escrow Account for such holders, then the number of Class A Shares of West One corresponding to the Claim Tickets of such holders which are not exchangeable for Class A Shares of West One will be cancelled. Any Class A Shares of West One not distributed after all
    Disputed Unliquidated Claims have been either Disallowed or become either Allowed Settled Claims or Allowed Liquidated Undisputed Claims will be cancelled.

       (c)     The Escrow Account will be closed when  all Class A Shares of
    West  One  have  been   disposed  of  either   through  distribution  or
    cancellation.

    16.6 Procedure for Estimation of Disputed Unliquidated Claims. Contemporaneously with the filing of this Plan, the Debtors have filed their Estimation Motion. The Estimation Motion is an exhibit to the Disclosure Statement. In summary, the Estimation Motion requests the Bankruptcy Court estimate the Disputed Unliquidated Claims to set the distributions to be made under this Plan. The Estimation Motion proposes procedures and timetables that will allow for the completion of the estimation process in time for this Plan to be consummated before the end of the Debtors' fiscal year on September 30, 1996.

    16.7 Procedure for Resolution of Claims Unknown as of the Filing of this Plan.

       (a) Claims constituting Administrative Expenses of the Debtors under section 503(b)(1), (3), (4), and (6) of the Bankruptcy Code must be filed on or before the Effective Date and written notice of the amount of such Claims must be served on counsel to the Debtors before the day first set for the commencement of the hearing on confirmation of this Plan.

       (b) Claims constituting Administrative Expenses of the Debtors under section 503(b)(2) of the Bankruptcy Code must be filed no later than 45 days following the Effective Date.

       (c) Unless a Final Order to the contrary has been entered by the Bankruptcy Court before the Effective Date, the Bar Date for all Claims, other than Claims described in sections 16.7(a) and 16.7(b) of this Plan, arising from or related to the prepetition actions or inactions of the Debtors will be the day that is ten days before the day first scheduled for the commencement of the Confirmation Hearing. The Bar Date will be strictly enforced against the holder of any Claim who received actual or constructive notice of the Bar Date. The transmission and publication of the Bar Date Notice as set forth in the Disclosure Statement will be deemed to create a rebuttable presumption that a late coming claimant had sufficient notice of the Bar Date.

    16.8 Revesting of Assets. Except as otherwise provided in this Plan or the Related Documents, the property and assets of the Debtors' bankruptcy estates shall revest in West One on the Effective Date free and clear of all Claims or Interests, but subject only to the
    obligations that  are  set  forth  in  this  Plan.   Commencing  on  the
    Effective Date, West One may conduct its business without any supervision by the Bankruptcy Court or the office of the United States Trustee and free of any restriction imposed by the Bankruptcy Code or by the Bankruptcy Court during the Chapter 11 Case. From and after the Effective Date, West One may use, operate and deal with its assets and property without any such supervision and free of any such restriction.

    16.9 Securities Law Matters. The issuance of securities pursuant to this Plan, including without limitation the issuance of the Class A Shares, the Class B Shares and the Claim Tickets (and the issuance of Class A Shares to the holders of the Claim Tickets following the satisfaction of the conditions set forth for the exchange of Claim Tickets in this Plan), are intended to be and shall be exempt from the application of Section 5 of the Securities Act of 1933, 15 U.S.C. 77e, and any other applicable federal, state or local law requiring registration for offer or sale of a security or registration of an issuer of, underwriter of, or broker or dealer in a security, pursuant to Section 1145(a) of the Bankruptcy Code. If at anytime more than two years after the Effective Date a holder of Class A Shares holds a large enough percentage of Class A Shares, whether by distribution from the Escrow Account or conversion of Class B Shares to Class A Shares, such holder shall have the right to require West One to register the Class A Shares under applicable securities law.


       All securities issued pursuant to the Plan shall bear a legend substantially in the form below:

       THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE, OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS. TO THE EXTENT THAT PERSONS DEEMED "UNDERWRITERS" RECEIVE SECURITIES PURSUANT TO THE PLAN, RESALES BY SUCH PERSONS WOULD NOT BE EXEMPTED BY SECTION 1145 OF THE BANKRUPTCY CODE FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. GIVEN THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, NO REPRESENTATION IS MADE CONCERNING THE RIGHT OF ANY PERSON TO TRADE THESE SECURITIES. WEST ONE RECOMMENDS THAT RECIPIENTS OF THESE SECURITIES CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRANSFER THESE SECURITIES.



     16.10 Fractional Shares. No fractional shares of West One shall be issued. Fractional shares shall be rounded to the next greater or next lower number of shares as follows: (a) fractions of 0.5 or greater shall be rounded to the next greater whole number, and (b) fractions of less than 0.5 shall be rounded to the next lesser whole number.

     16.11 Conditions to Substantial Consummation of the Plan. Consummation of this Plan is contingent on: entry of the Confirmation Order or a separate order under Bankruptcy Rule 9019 approving the National Western Settlement, the Debtors Release of National Western, and the National Western Release of Debtors, and the closing of the National Western Settlement and the occurrence of the events discussed in sections 16.1 -
16.4 of this Plan.


                                ARTICLE XVII

             OPERATION OF WEST ONE FOLLOWING THE EFFECTIVE DATE

     17.1 Commencement of Operations Following the Effective Date.

       (a) West One will in an orderly fashion divest itself of assets which may jeopardize West One's qualification as a real estate investment trust under sections 856-58 of the Tax Code; provided, however, that such divestiture is subject to the obligation of West One to generate and pay dividends to the holders of the Class A Shares of West One.

       (b) West One will invest its Cash in assets which, in the discretion of its management, will provide its shareholders with income and capital appreciation and will not disqualify West One from operating as a real estate investment trust under the Tax Code.

       (c) The Charter of West One will require the payment of dividends quarterly to the holders of Class A Shares of West One to the extent West One has capacity under applicable state and federal law to pay such dividends until such time as the Class B Shares of West One have converted to Class A Shares of West One under the terms of this Plan.

       (d) The initial officers of West One will be Charles D. Milos, Jr., President and Robert Randolph, Treasurer and Secretary. The initial
Directors will  be  Charles  D.  Milos,  Jr.,  Robert Randolph,  and  Robert
Johnson.

       (e) West One will hold a meeting of shareholders on notice within 30 days of the Effective Date for the purpose of electing a Board of Directors. Holders of Class A Shares of West One at the time set in this Plan for such meeting will be entitled to elect four of the seven directors and holders of the Class B Shares of West One will be entitled to elect three of the seven directors. Upon conversion of the Class B Shares to Class A Shares, shareholders will be entitled to one vote for each Class A Share of such holder.

       (f) West One will be obligated to prepare and file with the SEC (or, if not permitted, make available to holders or prospective holders of Class A Shares) periodic reports substantially equivalent to those required to be filed under the 1934 Exchange Act to facilitate public trading of the Class A Shares. The expenses of such compliance are an anticipated recurring administrative cost of West One from the Effective Date until such time as West One ceases to be a public company.

    17.2 Future Operations of West One. Until such time as the Class B Shares of West One convert to Class A Shares of West One pursuant to the terms of this Plan, West One will be operated for the purpose of providing shareholders with income and capital appreciation. Following such conversion, the directors of West One may provide for the operation of West One in their discretion in any fashion not inconsistent with the laws of the state of Delaware and applicable federal law. The Charter will prohibit any action by the directors of West One between the Effective Date and the time the Class B Shares of West One convert to Class A Shares of West One that would fetter the discretion of the directors of West One following such conversion.


                               ARTICLE XVIII

                  EXECUTORY CONTRACTS AND UNEXPIRED LEASES

    18.1 Rejection of Executory Contracts and Unexpired Leases. The Plan shall be deemed to constitute and incorporate a motion by the Debtors to reject all executory contracts and unexpired leases to which the Debtors are or one of the Debtors is party or is otherwise bound, except for such contracts and leases that (a) have been assumed or rejected pursuant to an order of the Bankruptcy Court, (b) are specifically treated otherwise in this Plan, or (c) are the subject of a motion to assume that is pending before the Bankruptcy Court on the Confirmation Date. Notwithstanding the foregoing, any agreement of the Debtors to indemnify or reimburse any Person are, unless previously rejected or otherwise treated in this Plan, deemed rejected as of the filing of this Plan upon the entry of the Confirmation Order. The Debtors assume the Consolidated Tax Agreement under this Plan, subject to the terms of this Plan, the Debtors Release of National Western, and the National Western Release of Debtors. The Confirmation Order shall represent and reflect an order of the Bankruptcy Court approving such assumptions or rejections as of the Confirmation Date, unless otherwise provided in this section 18.1.

    18.2 Bar to Rejection Damages. If the rejection of an executory contract or unexpired lease by the Debtors or one of the Debtors results in damages to the other party or parties to such contracts or leases, a claim for such damages, if not heretofore evidenced by a filed proof of claim, shall be forever barred and shall not be enforceable against either Debtor, its successors, or its properties unless a proof of claim is filed with the Bankruptcy Court and served upon the president of West One by the later of thirty days after entry of the Confirmation Order or by such earlier date as may be fixed by an order of the Bankruptcy Court authorizing rejection of the contract or lease.


                                ARTICLE XIX

            EFFECT OF REJECTION BY ONE OR MORE CLASSES OF CLAIMS

    19.1 Impaired Classes to Vote.  Each impaired Class of  claims listed in section 4.2 of this Plan shall be entitled to vote separately to accept or reject this Plan. A holder of a Disputed Claim which has not been temporarily Allowed under Bankruptcy Rule 3018(a) for purposes of voting on this Plan may only vote such Disputed Claim in an amount equal to the portion, if any, of such claim shown as fixed, liquidated and undisputed on the Debtors' schedules.

    19.2 Acceptance by Class of Creditors. A Class shall have accepted this Plan if this Plan is accepted by at least two-thirds in amount and, in the case of a Class of claims, more than one-half in number of the Allowed Claims of such Class that have voted to accept or reject this Plan.

    19.3 Cramdown. Each of the Debtors reserves the right to request the Bankruptcy Court to confirm this Plan in accordance with the provisions of section 1129(b) of the Bankruptcy Code with respect to any Class that receives nothing under this Plan and is deemed to reject it and with respect to any impaired Class that fails to accept this Plan.


                                 ARTICLE XX

          PROVISION FOR RETENTION, PROSECUTION, AND SETTLEMENT OF CLAIMS AND OTHER RIGHTS WHICH ARE PROPERTY OF THE ESTATE

    20.1 Causes of Action Arising Under Chapter 5 of the Bankruptcy Code. All Chapter 5 Actions will become the sole property of West One on the Effective Date. West One may prosecute to Final Order, settle, transfer, assign, convey or not prosecute any Chapter 5 Action following the Effective Date as West One may decide in its discretion.

    20.2 Causes of Action and other Rights not Arising Under Chapter 5 of the Bankruptcy Code. West One may prosecute to Final Order, settle, transfer, assign, convey or not prosecute any cause of action or other right not arising under Chapter 5 of the Bankruptcy Code following the Effective Date as West One may decide in its discretion.

    20.3 Limitation on Prosecution of Claims. Notwithstanding anything in this Plan to the contrary, West One, its successors, and assigns are prohibited by this Plan from pursuing Claims or rights, if any, compromised and settled in the National Western Settlement and the SEC Settlement.


    20.4 Legally Binding Effect of Discharge of Claims and Interests. The provisions of this Plan shall(a) bind holders of all claims and interests, whether or not they accept this Plan, and (b) discharge the reorganized Debtors from all claims, interests or debts that arose before the Effective Date. In addition, the distributions of Cash and securities provided for under this Plan shall be in exchange for and in complete satisfaction, discharge and release of all claims against and interests in the Debtors or any of their assets or properties, including any claim or interest accruing after the Petition Date and prior to the Effective Date. On and after the Effective Date, all holders of claims and interests shall be precluded from asserting any claim against the reorganized Debtors or their assets or properties based on any transaction, claim, interest or activity of any kind that occurred prior to the Effective Date, except as provided in this Plan. Furthermore, the distributions of Cash and securities provided for under this Plan shall be in exchange for, among other things, the discharge of all Claims arising from or related to (i) the prepetition actions or inactions of the Debtors, their Insiders, Affiliates, and agents for which the Debtors could have been found liable under state or federal law, if any and (ii) the actions or inactions of Debtors' Insiders, Affiliates, and agents giving rise to Claims by the Debtors against such parties under state or federal law, if any.

                                 ARTICLE XXI

                            CREDITORS' COMMITTEE

    21.1 Dissolution of   Committees  Appointed Under  Section  1102 of  the
Bankruptcy Code.    Any  committee  appointed  under  section  1102  of  the
Bankruptcy Code will be dissolved on the Confirmation Date.



                                ARTICLE XXII

                          MISCELLANEOUS PROVISIONS

    22.1 Interest on Claims. In determining the time of conversion of the Class B Shares into 67% of the Class A Shares, an interest rate of 7% per annum will be used to measure present value.

    22.2 Compliance with Tax Requirements. In connection with this Plan, West One will comply with all withholding and reporting requirements imposed by federal, state, local, and foreign taxing authorities and all distributions hereunder shall be subject to such withholding and reporting requirements.

    22.3 Compliance with all Applicable Laws. If notified by any governmental authority that it is in violation of any applicable law, rule, regulation, or order of such governmental authority relating to its business, West One shall comply with such law, rule, regulation, or order; provided that nothing contained herein shall require such compliance if the legality or applicability of any such requirement is being contested in good faith in appropriate proceedings and, if appropriate, for which an adequate reserve has been set aside on the books of West One.

    22.4 Setoffs. Except as otherwise provided in the Plan, West One may, but shall not be required to, set off against any claim and the payments or other distributions to be made pursuant to this Plan in respect of such claim, claims of any nature whatsoever the estate may have against the holder of such claim, but neither the failure to do so nor the allowance of any claim hereunder shall constitute a waiver or release by West One of any such claim that the estate may have against such holder.

    22.5 Settlements Deemed  Approved.   At  the  Confirmation  Hearing the
Bankruptcy Court shall determine the reasonableness of all settlements contemplated herein under the standards of Bankruptcy Rule 9019, and to the extent applicable section 1129(a)(4) of the Bankruptcy Code. The Confirmation Order will represent and reflect an order of the Bankruptcy Court approving all settlements described or reasonably contemplated in this Plan.

    22.6 Modification of Plan. Modifications of this Plan may be proposed in writing by the Debtors. Debtors at any time before the Effective Date, provided that this Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors shall have complied with section 1125 of the Bankruptcy Code. This Plan may be modified at any time after confirmation and before its substantial consummation, provided that the Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as modified, under section 1129 of the Bankruptcy Code, and the circumstances warrant such modification. A holder of a claim that has accepted or rejected this Plan shall be deemed to have accepted or rejected, as the case may be, such Plan as modified, unless, within the time fixed by the Bankruptcy Court, such holder changes its previous acceptance or rejection.

    22.7 Revocation of Plan. The Debtors reserve the right to unanimously revoke and withdraw this Plan prior to entry of the entry of the Confirmation Order. If the Debtors revoke or withdraw this Plan, then this Plan shall be deemed null and void and nothing contained herein shall be deemed to constitute a waiver or release of any claims or rights by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors or claims against the estate.

    22.8 Effect of Withdrawal or Revocation. If a Debtor revokes or withdraws this Plan prior to the Confirmation Date, or if the Confirmation Date or the Effective Date does not occur, then this Plan shall be deemed null and void. In such event, nothing contained herein shall be deemed to constitute a waiver, release or admission of any fact or claim by or against any Debtor or any other Person, or to prejudice in any manner the rights of any Debtor or any Person in any further proceedings involving any Debtor.

    22.9 Due Authorization by Creditors. Each and every Creditor who elects to participate in the distributions provided for herein warranties that he is authorized to accept in consideration of his claim against the Debtors the distributions provided for in this Plan and that there are no outstanding commitments, agreements, or understandings, express or implied, that may or can in any way defeat or modify the rights conveyed or obligations undertaken by him under this Plan.

     22.10 Filing of Additional Documentation. On or before the Effective Date, the Debtors shall file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan in addition to the Related Documents.

     22.11 Implementation. Each Debtor shall be authorized to take all necessary steps, and perform all necessary acts, to consummate the terms and conditions of this Plan.

     22.12     Ratification.    The  Confirmation  Order  shall  ratify  all
transactions effectuated by the Debtors during the pendency of this Chapter 11 Case.


                               ARTICLE XXIII

                         RETENTION OF JURISDICTION

    23.1 Jurisdiction. Until this Chapter 11 Case is closed, the Bankruptcy Court shall retain such jurisdiction as is legally permissible, including that necessary to insure the purpose and intent of this Plan are carried out and to hear and determine all Claims that existed before the Effective Date. The Bankruptcy Court will retain jurisdiction to hear and determine all Claims against the Debtors, all Claims released by the Debtors, and to enforce all causes of action that may exist on behalf of the Debtors. Nothing herein contained shall prevent the reorganized Debtors, West One or its assigns or transferees from taking such action as may be necessary in the enforcement of any cause of action that may exist on their behalf and which may not have been enforced or prosecuted by the Debtors.

    23.2 Examination of Claims. Following the Confirmation Date, the Bankruptcy Court shall further retain jurisdiction to decide disputes concerning the classification and allowance of the Claim of any Creditor and the re-examination of Claims that have been Allowed for the purposes of voting, and the determination of such Objections as may be filed to Creditors' Claims. The failure by Debtors to object to, or to examine, any Claims for the purposes of voting, shall not be deemed a waiver of Debtors' right or West One's right to object to, or to re-examine, the Claim, in whole or in part.

    23.3 Determination  of Disputes.   The  Bankruptcy  Court  shall  retain
jurisdiction after the Confirmation Date to determine all questions and disputes regarding title to the assets of the estate, disputes concerning the allowance of Claims, and determination of all causes of action, controversies, disputes, or conflicts, whether or not subject to any pending action, as of the Confirmation Date or subsequent thereto, for the Debtors to recover assets pursuant to the provisions of the Bankruptcy Code.

    23.4 Additional  Purposes.      The   Bankruptcy  Court   shall   retain
jurisdiction for the following additional purposes after the Effective Date:

       (A) to modify this Plan after confirmation pursuant to the Bankruptcy Rules and the Bankruptcy Code;

       (B) to assure the performance by West One of its obligations to make distributions under this Plan;

       (C) to enforce and interpret the terms and conditions of this Plan;

       (D) to enter such orders, including injunctions, as are necessary to enforce the (i) title, rights, and powers of West One, (ii) the National Western Settlement, and to impose such limitations, restrictions, conditions on such title, rights, and powers as this Bankruptcy Court may deem necessary;

       (E)     to enter an order terminating this Chapter 11 Case;

       (F) to correct any defect, cure any omission, or reconcile any inconsistency in this Plan or the Confirmation Order as may be necessary to carry out the purposes and intent of this Plan;

       (G) to hear, determine, deny or allow applications for administrative expenses and for fees and expenses pursuant to section 503(b) of the Bankruptcy Code, incurred before the Effective Date or subsequent thereto; and

       (H)     to decide issues concerning federal  tax liability, reporting
and  withholding  which  arise  in  connection   with  the  confirmation  or
consummation of this Plan.


THE WESTCAP CORPORATION                  WESTCAP ENTERPRISES, INC.




By: /S/ Sharon  Lester                    By:   /S/ Linda Sterett Hannan
Sharon Lester, President                        Linda  Sterett Hannan,
                                                Secretary/Treasurer





/S/ Zack A. Clement                     /S/ Mitchell A. Seider
Zack A. Clement                         Myron M. Sheinfeld
Fulbright & Jaworski, L.L.P.            Mitchell A. Seider
1301 McKinney, Suite 5100               Teresa L. Maines
Houston, Texas 77010-3095               Sheinfeld, Maley & Kay, P.C.
(713) 651-5151                          1001 Fannin, Suite 3700
(713) 651-5246 (FAX)                    Houston, Texas 77002
ATTORNEYS FOR THE                       (713) 658-8881
WESTCAP CORPORATION,                    (713) 658-9756 (FAX)
DEBTOR AND DEBTOR IN                    ATTORNEYS FOR WESTCAP
POSSESSION                              ENTERPRISES, INC., DEBTOR
                                        AND DEBTOR IN POSSESSION